

James C. Elbaor
@jameselbaor

Today Marlton formally nominated four highly qualified, independent directors to the $TURN Board. It’s time for accountability and change. Full release: prnewswire.com/news-releases/...

#CorporateGovernance #ShareholderRights

prnewswire.com
Marlton Partners Nominates Four Highly Qualified Directo...
/PRNewswire/ -- Marlton Partners L.P., (together with its affiliates and group members, "Marlton" or "we"), benefici...

9:54 AM · Jul 1, 2025 · **1,023** Views

ATG Capital Management @ATG_Capital

THANK YOU FOR YOUR ATTENTION TO THIS MATTER $TURN

> **James C. Elbaor** @jameselbaor · 1h
>
> Today Marlton formally nominated four highly qualified, independent directors to the $TURN Board. It's time for accountability and change.
> Full release: prnewswire.com/news-releases/...
>
> #CorporateGovernance #ShareholderRights

10:06 AM · Jul 1, 2025 · **303** Views